STATE STREET BANK AND TRUST COMPANY
CUSTODIAN FEE SCHEDULE
ROYCE FINANCIAL SERVICES FUND

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I.        A. INTERNATIONAL PORTFOLIO AND FUND ACCOUNTING

        Includes: Maintaining multicurrency investment ledgers, and providing position and income reports.
        Maintaining general ledger and capital stock accounts in compliance with GAAP (FAS 52).
        Preparing daily trial balances. Calculating net asset values daily. Providing selected general ledger reports. Securities yield or market value quotations will be provided to State
        Street by the fund or via State Street's pricing service (See Section III). (The fee is calculated using basis points per portfolio per annum: 1 basis point = 0.01%).

First $ 50 Million (Net Asset Value)	5 bpts
Next $ 50 Million	3 bpts
Over $100 Million	1/2 bpt

        B. DOMESTIC PORTFOLIO AND FUND ACCOUNTING

First $20 Million	1/ 15 of 1%
Next $80 Million	1/ 30 of 1%
Excess	1/100 of 1%

II.      GLOBAL CUSTODY

        Maintain custody of fund assets. Settle portfolio purchases and sales. Report buy and sell fails. Determine and collect portfolio income. Make cash disbursements and report cash transactions in local and base currency. Withhold foreign taxes. File foreign tax reclaims. Monitor corporate actions. Report portfolio positions.

        A. Country Grouping

Group A	Group B	Group C	Group D
Australia	Austria	Botswana	Argentina
Canada	Belgium	Brazil	Bangladesh
Denmark	Finland	China	Bolivia *
Euroclear	Hong Kong	Czech Republic	Chile
France	Indonesia	Ecuador *	Colombia
Germany	Ireland	Egypt	Cyprus
Italy	Malaysia	Ghana	Greece
Japan	Mexico	Israel	Hungary
New Zealand	Netherlands	Kenya	India
Spain	Norway	Luxembourg	Jamaica *
Switzerland	Philippines	Morocco	Jordan
U.K.	Portugal	South Africa	Mauritus
	Singapore	Sri Lanka	Namibia
	Sweden	Taiwan	Pakistan
	Thailand	Trinidad and Tobago *	Peru
		Turkey	Poland
		Zambia	Slovakia
		Zimbabwe	South Korea
Tunisia
Uruguay
* 17f-5 Ineligible at this time			Venezuela

        B. Transaction Charges

Group A	Group B	Group C	Group D
$25	$50	$100	$150

        C. Holding Charges in Basis Points (Annual Fee)

Group A	Group B	Group C	Group D	Group E
1.5	5.0	15.0	40	50

        * Excludes: agent, depository and local auditing fees

        ** Transaction charges waived if brokerage provided by National Securities Company.

UNITED STATES - for each line item processed
State Street Bank Repos	$ 0
DTC or Fed Book Entry	$ 12.00
New York Physical	$ 25.00
PTC Buy/Sell	$ 20.00
All other Trades	$ 16.00
Maturity Collections	$ 8.00
Option charge for each option written or closing contract, per issue, per broker	$ 25.00
Option expiration/Option exercised	$ 15.00
Interest Rate Futures -- no security movement	$ 8.00
Monitoring for calls and processing coupons -- for each coupon issue held - monthly charge	$ 5.00
Holdings Charge per Security	$ 0
Principal Reduction Payments Per Paydown	$ 10.00
Dividend Charges (For items held at the Request of Traders over record date in street form)	$ 50.00

III.        PRICING SERVICE

Monthly Base Fee per portfolio	$ 200.00
Monthly Quote Charge: (based on the average number of positions in portfolio)
- Foreign Equities and Bonds	$ 6.00
- Listed Equities, OTC Equities, and Bonds	$ 3.00

IV.     SPECIAL SERVICES

        Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for tax accounting/recordkeeping for options, financial futures, standardized yield calculation, securities lending and other special items will be negotiated separately.

V.      OUT-OF-POCKET EXPENSES

        A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

        Telephone/Telexes
        Wire Charges
        Postage and Insurance
        Courier Service
        Duplicating
        Legal Fees
        Transfer Fees
        Sub-custodian Out-of-Pocket Charges
        (e.g., Stamp Duties, Registration, etc.)
        Price Waterhouse Audit Letter
        Federal Reserve Fee for Return Check items over $2,500 - $4.25
        GNMA Transfer -- $15.00 each

ROYCE FINANCIAL SERVICES FUND	STATE STREET BANK & TRUST CO.

By: ________________________	By:____________________________
Title: ________________________	Title: ____________________________
Date: ________________________	Date: ____________________________